Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus for the registration of debt securities of Analog Devices, Inc. and to the incorporation by reference therein of our report dated August 25, 2016, with respect to the consolidated financial statements and schedule of Linear Technology Corporation for the year ended July 3, 2016, included in Analog Devices, Inc.’s Current Report on Form 8-K dated November 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 14, 2018